UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2018

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36498	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19925 Stevens Creek Blvd., Suite 100 Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (408) 973-7884

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

License Agreement

On October 2, 2018, Cellular Biomedicine Group, Inc. (the “Company”), entered into a non-exclusive license agreement (the “License Agreement”) with The U.S. Department of Health and Human Services, as represented by the National Cancer Institute (“NCI”), an Institute or Center (the “IC”) of the National Institutes of Health, pursuant to which the Company was granted rights to the worldwide development, manufacture and commercialization of autologous, tumor-reactive lymphocyte adoptive cell therapy products, isolated from tumor infiltrating lymphocytes as claimed in the IC licensed patent rights, for the treatment of non-small cell lung, stomach, esophagus, colorectal, and head and neck cancer(s) in humans.

Pursuant to the License Agreement the Company agreed to pay to the IC certain license fees for the rights to use the licensed technology, including an initial upfront cash payment. Additionally, during the term of the License Agreement, the Company will pay the IC: (i) an annual royalty per year (creditable against any earned royalties for such year), payable after signing of the License Agreement (on a prorated basis) and subsequently every January 1; (ii) a single-digit percentage of net sales of the licensed products, payable on a semi-annual basis, which may be adjusted downward in the event the Company must pay a license fee to a third party; and (iii) an additional sublicense fee on the fair market value of any consideration received for granting a sublicense payable after the execution of each sublicense. Finally, the Company will pay the IC certain benchmark royalties upon achieving certain benchmarks keyed to various stages in clinical and commercial development.

The Company has a unilateral right to terminate the License Agreement. The IC has the right to terminate the License Agreement if the Company: (i) has committed a material breach and fails to cure within the stated cure period; (ii) fails to use reasonable commercial efforts in developing the licensed products or processes, and the Company cannot otherwise demonstrate that it can be expected to take effective steps within a reasonable time to achieve practical application of the licensed products or processes; (iii) fails to achieve certain performance benchmarks, as may be modified; (iv) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required under the License Agreement; (v) is not keeping licensed products or processes reasonably available to the public after commercial use commences; (vi) cannot reasonably satisfy unmet health and safety needs; or (vii) cannot meet certain requirements for public use of the licensed technology specified by federal regulations issued after the date of the Agreement.

Item 8.01.    Other Events.

On October 3, 2018, the Company issued a press release announcing entry into the License Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits

10.1
License Agreement, dated October 2, 2018, by and among the Company and the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, an Institute or Center of the National Institutes of Health.*

99.1	Press Release, dated October 3, 2018.

*Confidential treatment is requested for portions of this exhibit pursuant to 17 CFR Section 240.246-2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: October 9, 2018	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu
Chief Executive Officer